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                                                                   EXHIBIT 10.10

                               FIRST AMENDMENT TO
                         FIREARMS TRAINING SYSTEMS, INC.
                             STOCK OPTION AGREEMENT
                                    SERIES B


                  WHEREAS, Firearms Training Systems, Inc., a Delaware corporation (the "Company"), has heretofore granted to the optionee named below (the "Optionee") a non-qualified option to purchase from the Company shares of its Class A Common Stock upon and subject to the terms and conditions of a Stock Option Agreement, Series B dated September 18, 1996 (the "Agreement"); and

                  WHEREAS, the Company and the Optionee desire to amend the Agreement in certain respects;

                  NOW, THEREFORE, the Agreement is amended effective as of July 10, 1998 in the following respects:

         1. Section 2.2(a) of the Agreement is amended to delete the phrase "Section 3.5 below (relating to a change in control of the Company) and" as it appears therein.

         2. Section 2.2(e) of the Agreement is amended (i) to delete the phrase "the earliest to occur of (i) the date which is 90 days after the effective date of the Optionee's termination of employment and (ii) the Expiration Date" as it appears therein, and to substitute therefore a new phrase to read as follows:

         the latest to occur of (i) the date that is 90 days after the effective date of the Optionee's termination of employment (ii) the date on which the Optionee is determined to be noncompliant with the Confidential Resignation Agreement, pursuant to Paragraph 16 thereof, and (iii) if no violation of Paragraph 16 of the Confidential Resignation Agreement occurs during


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         the Compliance Period (as defined therein), the date that is twelve months after the end of the Compliance Period

and (ii) to add a new sentence at the end thereof to read as follows:

         For purposes of this Agreement, "Confidential Resignation Agreement" means the resignation agreement between the Company and the Optionee dated July 10, 1998.

         3. Section 2.5 of the Agreement is amended in the following respects:
         (i) to insert the phrase "In the event of a determination of the Optionee's noncompliance with the Confidential Resignation Agreement on account of the Optionee's breach or failure to comply with his obligations thereunder as described in Paragraph 16 thereof, or" at the beginning of subsection (a) thereof,
         (ii) to insert the phrase "the date of such determination of noncompliance or" before the phrase "the date the Optionee engages in such activity" as it appears twice in subsection (a) thereof, and before the phrase "the date on which the Optionee engaged in such activity" as it appears in subsection (a) thereof, and
         (iii) to add the parenthetical phrase "(or in the case of a breach of the Confidential Resignation Agreement, the Chief Executive Officer)" after the word "Committee" as it appears in subsection (b) thereof.

         4. The first paragraph of Section 3.5 of the Agreement is amended to delete the last sentence thereof.

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                  This instrument may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                                            FIREARMS TRAINING SYSTEMS, INC.



                                            By:/s/ Peter A. Marino
                                               -------------------
                                               Peter A. Marino
                                               President




Accepted this 10th day of July, 1998.



/s/ Gregory F. Echols
---------------------
Gregory F. Echols